Exhibit 99.2
August 8, 2013

Second Quarter 2013 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s second quarter 2013 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call today, August 8, at 8:30 a.m. ET to discuss second quarter 2013 results, business outlook and strategy, to be followed by questions and answers. Participants may access it by dialing domestically 888.680.0869 or internationally 617.213.4854. The passcode is 44996711. Participants are advised to dial into the call at least ten minutes prior to the call to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. If you are unable to listen to the live call, the webcast will be archived on the Company’s website shortly after the call and be available for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission on March 18, 2013. In addition, the forward-looking statements included in these prepared

August 8, 2013

remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, which is a non-GAAP financial measure. For a description of this non-GAAP financial measure, including the reasons management uses this measure, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of adjusted EBITDA to operating income, the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
Second quarter revenue was below our expectations by approximately $12 million due to nine project delays and one project cancellation. The project delays and project cancellation negatively impacted revenue and profitability for the second quarter.

We experienced two delays within the U.S. federal segment during the second quarter. A federal task order (i.e., signed contract) was issued after the quarter end for one of the projects; and we expect the other project to convert to a signed contract in the third quarter. As a result, we expect to recognize the revenue associated with these delays in the second half of 2013. After an unusually sustained lengthening of conversion times in the federal market, we believe that several awarded projects appear to be nearing the contracted stage.

We also experienced delays for seven renewable energy projects that are being designed and built for customers. The reasons for the delays range from finalizing financing and scope to customer negotiations with unions and local municipalities. While there remains an opportunity to recognize a majority of the associated revenue during the second half of 2013, it is very likely that a portion of the associated revenue will be pushed into fiscal year 2014.

For the first time, we experienced a renewable energy project cancellation after construction had already commenced for a landfill gas to energy project. Our customer, for whom we were designing and constructing the site, did not receive the favorable permitting terms that they were anticipating from the local municipality and therefore determined that the economics of the project were no longer attractive. However, our customer has already compensated us for all equipment and work completed to date. We believe this was an isolated event and do not anticipate any further cancellations from this customer. We have a strong, long-standing relationship with this customer that spans many years and several projects, of which three other projects are currently being designed and constructed for the customer and continue to move forward.

Based upon year-to-date performance and visibility into the second half of 2013, Ameresco is narrowing our guidance range for the fiscal year ending December 31, 2013. We now expect to earn total revenue in the range of $620 million to $640 million. We expect net income for 2013 to be in the range of $18 million to $21 million.

Our 2013 guidance is based upon the following assumptions:

August 8, 2013

•	Modest to strong revenue growth within a few regions;

•	Several project delays that are expected to impact timing of revenue recognition;

•	An improvement in fully-contracted backlog in the second half;

•	More than 5% year-over-year revenue growth from our all other offerings; and

•	Maintaining operating expenses slightly below the current run rate.

We remain focused on delivering stronger results for the second half of 2013. Based upon current performance and visibility into the second half, we are expecting to return to revenue growth and profitability in the third and fourth quarters.

As for the ongoing strategic initiatives mentioned previously, we are beginning to see results. We have a number of projects in our pipeline currently that are the result of cross-selling. We will continue to focus on behavior that creates shareholder value.

Second Quarter and Year-to-Date Financial Performance
Second quarter 2012 net income and net income per diluted share presented in these prepared remarks have been restated as compared to previously reported results. See the section titled Summary Effect of Previously Reported Restatement for Second Quarter 2012 below.

Total revenue for the second quarter of 2013 decreased to $126.3 million from $164.1 million, or 23%, for the same period in 2012. Second quarter operating income decreased from $8.3 million for 2012 to an operating loss of $1.9 million for 2013. Second quarter adjusted EBITDA, a non-GAAP financial measure, decreased from $13.9 million for 2012 to $3.3 million for 2013. Second quarter net income decreased from $4.8 million for 2012 to a net loss of $1.8 million for 2013. Second quarter 2013 net loss per diluted share was $0.04, compared to net income per diluted share of $0.10 for 2012.

For the six months year-to-date ended June 30, 2013, total revenue decreased to $236.4 million from $310.7 million, or 24%, for the same period in 2012. Year-to-date operating income decreased from $11.7 million for 2012 to an operating loss of $4.0 million for 2013. Year-to-date adjusted EBITDA decreased from $23.1 million for 2012 to $7.6 million for 2013. Year-to-date net income decreased from $6.6 million for 2012 to a net loss of $3.7 million for 2013. Net loss per diluted share was $0.08, compared to net income per diluted share of $0.14 for 2012.

Energy efficiency revenue declined 29% year-over-year in the second quarter and 34% year-to-date. We had expected a decline in energy efficiency revenue related to the continued effects of lengthening conversion times from awarded projects to signed contracts in all segments during the first half of 2013. The decline during the second quarter was more than anticipated in the U.S. federal segment and the southwest region within our other U.S. regions segment during the second quarter.

The other U.S. regions segment includes the following: the eastern region, the northwest region, the southwest region, and renewable energy projects for customers.

Renewable energy revenue declined 7% year-over-year in the second quarter and increased 5% year-to-date. The 22% increase in renewable energy revenue during the first quarter was offset primarily by declines in integrated-photovoltaic (PV) within the all other segment and the unexpected delays for renewable energy projects discussed above within our other U.S. regions segment during the second quarter.

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Gross margin during the second quarter decreased from 19.0% in 2012 to 18.5% in 2013. Year-to-date gross margin decreased from 19.4% in 2012 to 19.0% in 2013.

Energy efficiency gross margin for the second quarter decreased slightly from 18.3% in 2012 to 18.2% in 2013. The slight decline in gross margin is primarily due to a mix of lower margin projects across several regions.

Year-to-date energy efficiency gross margin decreased from 19.6% in 2012 to 19.3% in 2013 for the same reasons as stated above regarding the second quarter.

Renewable energy gross margin for the quarter decreased from 20.8% in 2012 to 19.2% in 2013. Year-to-date renewable energy gross margin decreased from 18.9% in 2012 to 18.5% in 2013. The decrease in the second quarter is primarily related to additional project costs in excess of budgeted costs combined with lower revenue. For the year-to-date, this second quarter decrease more than offset the positive effects of a project closeout in the first quarter.

Operating expenses for the second quarter increased 10% from $22.9 million in 2012 to $25.3 million in 2013.

Salary and benefit expenses for the second quarter decreased 7% from $11.6 million in 2012 to $10.8 million in 2013. Lower salary and benefit expenses reflect better utilization rates and fine-tuning of the organization during 2012.

Project development costs for the second quarter increased 32% from $3.8 million in 2012 to $5.0 million in 2013. Higher project development costs reflect our continued efforts to increase proposal activity and finalize awarded projects.

General, administrative and other (G&A) expenses for the second quarter increased 26% from $7.5 million in 2012 to $9.5 million in 2013. Higher G&A expenses reflect an increase in professional fees and other expenses. We believe that the primary drivers of the increase are a matter of timing and expect an improvement in the second half of 2013.

Due to the net loss for the second quarter, we had an income tax benefit as opposed to a provision. However, as we anticipate a return to profitability in the second half of 2013, we expect a full year effective tax rate of approximately 25%.

We generated $6.9 million of cash from operations during the second quarter of 2013, compared to $6.3 million in the same period of 2012.

We invested $18.8 million in renewable energy project assets during the second quarter.

Our balance sheet remains strong as of June 30, 2013. Total corporate debt on our balance sheet, not related to renewable energy projects, was $43.6 million and the Federal ESPC receivable financing liability was $61.5 million.

Further Second Quarter Insights
Revenue from our all other offerings, such as small-scale infrastructure, integrated-PV and O&M/Other, increased 3% year-over-year to $46 million. Due to slower growth than anticipated in a few of our other offerings, we are now expecting revenue from our all other offerings to increase by more than 5% in 2013. Please see additional details about each offering below.

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Small-scale infrastructure includes small-scale renewable energy plants that we have designed and developed for our own portfolio. Revenue for small-scale infrastructure is included in our all other segment. Revenue from small-scale infrastructure for the second quarter increased approximately 19% year-over-year. The increase was primarily due to a landfill gas (LFG) to energy plant and solar assets that went into operation during 2012 and another LFG plant that went into operation in the second quarter of 2013. We are in the process of designing, permitting and constructing four more renewable energy plants, which we expect to begin generating meaningful revenue in late 2013. We continue to expect small-scale infrastructure revenue to increase by approximately 10% in 2013.

Revenue from integrated-PV is included in our all other segment. Integrated-PV revenue decreased by approximately 8% year-over-year during the second quarter. We have been experiencing a more competitive pricing environment from alternative modules. Assuming current trends continue, we expect integrated-PV revenue to be flat in 2013.

Revenue from O&M/Other includes O&M revenue from our U.S. federal segment as well as all revenue from our all other segment. O&M/Other revenue increased approximately 3% year-over-year. Strong revenue growth in O&M was off-set by declines in Enterprise Energy Management (EEM) and Applied Energy Group (AEG). We expect EEM and AEG to return to revenue growth in the second half. As a result, we now expect more than 5% revenue growth in 2013.

Our pipeline, which includes proposals, awarded projects and newly signed contracts throughout the fiscal year, increased by 9% year-over-year to $2.8 billion at the end of the second quarter of 2013. Our total construction backlog of awarded projects and signed contracts as of June 30, 2013 increased 10.5% year-over-year to more than $1.4 billion, driven by a 22% increase in awarded projects.

Closing Remarks
In closing, we expect a return to revenue growth and profitability in the second half of the year. We continue to believe that energy efficiency represents an attractive and cost-effective sustainability theme within the broader economy. As a result, we remain confident about the medium- to long-term opportunities for our business.

Summary Effect of Previously Reported Restatement for Second Quarter 2012
Certain prior period financial information included in these prepared remarks have been revised from amounts previously reported to reflect our previously reported restatement related to accounting treatment for certain derivative transactions.  See note 2 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013 for further discussion. The table below details the effect of the restatement on second quarter 2012 net income and net income per diluted share presented in these prepared remarks.

	Net Income			Net Income Per Diluted Share
	(unaudited; in thousands, except per share data)
	Reported	Adjustment	Restated	Reported	Adjustment	Restated
First Quarter 2012	$1,505	$230	$1,735	$0.03	$0.01	$0.04
Second Quarter 2012	$5,169	$(350)	$4,819	$0.11	$(0.01)	$0.10
Six Months 2012	$6,674	$(120)	$6,554	$0.14	—	$0.14

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GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Three Months Ended June 30,
	2,013	2,012
Operating (loss) income	$(1,909,020)	$8,258,624
Depreciation and amortization of intangible assets	4,580,462	4,769,256
Stock-based compensation	664,759	892,607
Adjusted EBITDA	$3,336,201	$13,920,487
Adjusted EBITDA margin	2.6%	8.5%

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Six Months Ended June 30,
	2,013	2,012
Operating (loss) income	$(3,991,517)	$11,683,414
Depreciation and amortization of intangible assets	10,278,480	9,708,503
Stock-based compensation	1,335,860	1,674,060
Adjusted EBITDA	$7,622,823	$23,065,977
Adjusted EBITDA margin	3.2%	7.4%

Explanation of Non-GAAP Financial Measures
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.
We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.
Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

August 8, 2013

We understand that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for GAAP operating income or an analysis of our results of operations as reported under GAAP. Some of these limitations are: adjusted EBITDA does not reflect the Company’s cash expenditures or future requirements for capital expenditures or other contractual commitments; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; adjusted EBITDA does not reflect stock-based compensation expense; adjusted EBITDA does not reflect cash requirements for income taxes; adjusted EBITDA does not reflect net interest income (expense); although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.
To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business. Please refer to the above reconciliation of adjusted EBITDA to operating income, the most directly comparable GAAP measure.